UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 15, 2023

COMSCORE, INC.
(Exact name of registrant as specified in charter)

Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438–2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SCOR	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

Overview

On June 15, 2023, at the request of comScore, Inc. (the "Company"), each holder of the Company's Series B Convertible Preferred Stock, par value $0.001 per share ("Series B Preferred Stock"), waived its right to receive on June 30, 2023 the annual dividends otherwise payable by the Company on that date (the "Waivers"). Under the Waivers and the Certificate of Designations governing the Series B Preferred Stock, the deferred dividends will accrue at a rate of 9.5% per year from June 30, 2023 until paid, with payment to occur on or before December 31, 2023 subject to certain conditions. Additional information regarding the Waivers is set forth below.

Upon receipt of the Waivers, the Company's Board of Directors unanimously agreed to defer the June 2023 dividend declaration and payment in order to provide flexibility for the Company's management team to continue to execute its strategic plan and consider dividend payment options later in the year. In evaluating whether to defer payment, the Board of Directors and management considered the approval by the Company's stockholders, at an annual meeting held on June 15, 2023, of proposals permitting the payment of annual dividends on the Series B Preferred Stock in the form of cash, shares of the Company's common stock, additional shares of Series B Preferred Stock, or a combination thereof. The Company expects to provide detailed voting results from the annual meeting in a separate report on Form 8-K on or before June 22, 2023.

Series B Preferred Stockholder Waivers

Pursuant to Section 4 of the Certificate of Designations governing the Series B Preferred Stock, holders of record of the Series B Preferred Stock at the close of business on June 15, 2023 would have been entitled to receive Annual Dividends (as defined in the Certificate of Designations) payable on June 30, 2023 on the terms and subject to the conditions set forth in the Certificate of Designations. Under the Certificate of Designations, if the Company fails to declare and pay a full Annual Dividend on any Dividend Payment Date (as defined in the Certificate of Designations), then any Annual Dividends otherwise payable shall continue to accrue and accumulate at a rate of 9.5% per annum.

As described above, on June 15, 2023, each of the holders of the Series B Preferred Stock (Charter Communications Holding Company, LLC, Liberty Broadband Corporation and Pine Investor, LLC) waived its right to receive on June 30, 2023 the Annual Dividends accrued on the Series B Preferred Stock through, but excluding, June 30, 2023, that would have been payable to such holders pursuant to the Certificate of Designations (the "Deferred Dividends").

Under the Certificate of Designations and the Waivers, (i) the Deferred Dividends will accrue and accumulate at a rate of 9.5% per annum from June 30, 2023 until such time as the Deferred Dividends are declared and paid, and (ii) the Company will declare and pay the Deferred Dividends, together with any amounts accrued and accumulated thereon from June 30, 2023, unless prohibited by Section 170 of the General Corporation Law of the State of Delaware, on or before December 31, 2023.

Except as described above, the Waivers did not modify the voting, liquidation or dividend rights of the holders of Series B Preferred Stock. The foregoing description of the Waivers does not purport to be complete and is qualified in its entirety by reference to the full text of the Waivers, copies of which are attached hereto as Exhibits 4.1, 4.2 and 4.3 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Series B Preferred Stockholder Waiver, dated June 15, 2023, from Charter Communications Holding Company, LLC

4.2	Series B Preferred Stockholder Waiver, dated June 15, 2023, from Liberty Broadband Corporation

4.3	Series B Preferred Stockholder Waiver, dated June 15, 2023, from Pine Investor, LLC

101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Mary Margaret Curry
Mary Margaret Curry
Chief Financial Officer and Treasurer
Date: June 16, 2023
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